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                                                                    EXHIBIT 99.4
                              CALAVO GROWERS, INC.

                        1,000,000 SHARES OF COMMON STOCK
                           OFFERED PURSUANT TO RIGHTS
                           DISTRIBUTED TO SHAREHOLDERS

                               [__________], 2002

Dear Shareholders:

        This letter is being delivered to all holders of record of shares of the common stock, $0.001 par value (the "COMMON STOCK"), of Calavo Growers, Inc. as of the close of business on [_______], 2002 in connection with a distribution of non-transferable rights ("RIGHTS") to purchase Common Stock at a subscription price of $5.00 per share upon the terms and conditions described in the enclosed Prospectus dated [_______], 2002 (the "PROSPECTUS").

        Each Right that you receive entitles you to purchase one share of Common Stock. You will receive one Right for every 11.836 shares of Common Stock that you owned as of the close of business on [_______], 2002. If the number of shares owned by you would result in your receipt of fractional Rights, the number of Rights issued to you will be rounded down to the nearest whole number.

        Enclosed are copies of the following documents:

                1. The Prospectus;

                2. A Subscription Warrant evidencing your Rights;

                3. Instructions as to the Use of Calavo Growers, Inc. Subscription Warrants (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

                4. A Notice of Guaranteed Delivery for Subscription Warrants;
        and

                5. A return envelope addressed to U.S. Stock Transfer Corporation, the subscription agent.

        Your prompt action is requested. The Rights will expire at 5:00 p.m., Pacific Daylight Time, on [_______], 2002, unless extended by Calavo Growers, Inc. in its sole discretion (as it may be extended, the "EXPIRATION DATE"). To exercise the Rights, a properly completed and executed Subscription Warrant (or a Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to U.S. Stock Transfer Corporation as indicated in the Prospectus prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date.

        Additional copies of the enclosed materials may be obtained from U.S. Stock Transfer Corporation. The telephone number of U.S. Stock Transfer Corporation is (818) 502-1404, and its address is 1745 Gardena Avenue, Glendale, California 91204-2991.

                                                Very truly yours

                                                CALAVO GROWERS, INC.



                                                Lee Cole
                                                Chairman, Chief Executive
                                                Officer and President